EXHIBIT 99.1

SB Financial Group

Fourth Quarter and Full Year 2014

Financial Results Conference Call

January 22, 2015 at 10:00 AM Eastern

CORPORATE PARTICIPANTS

Host 1, Keeta Diller, Senior Vice President and Corporate Secretary

Host 2, Mark Klein, President and Chief Executive Officer

Host 3, Anthony Cosentino, Chief Financial Officer

Host 4, Jonathan Gathman, Senior Lending Officer

PRESENTATION

Operator

Good morning, and welcome to the SB Financial Group Fourth Quarter and Full Year 2014 Financial Results conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on your telephone keypad. To withdraw your question, please press star, then 2. Please note this event is being recorded.

I would now like to turn the conference over to Keeta Diller, Senior Vice President and Corporate Secretary. Please go ahead.

Keeta Diller

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our website at www.yoursbfinancial.com, under Investor Relations.

Joining me today are Mark Klein, President and Chief Executive Officer; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer.

Before I turn the call over to Mr. Klein, let me add that this call may contain forward-looking statements regarding SB Financial Group’s financial performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release, and you are encouraged to review those factors. SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mark Klein. Mark?

Mark Klein

Thank you, Keeta, and good morning, everyone. Thank you all for joining us on our fourth quarter and year-end 2014 conference call. As a reminder, we just issued our earnings release yesterday, and of course those details can be accessed on our website as well as the 8-K we filed with the SEC.

I would first like to make some high-level comments on our overall performance this past quarter, including our full year 2014 performance, and then, as with prior quarters, Tony Cosentino, our CFO, will dive a bit deeper, not only into the metrics but the numbers of our financial performance as well. I will close with our outlook for 2015 and reconfirm some of our key performance metrics that we feel will deliver our vision of performance at or above the 75th percentile of our peer group.

Highlights for the quarter and full year include net income for the quarter was $1.5 million, or 30 cents per diluted share and $1.07 earnings per diluted share, or $5.26 million in net income for the full year 2014, representing a slight increase over the prior year. Total return for our common stock order for the year was a healthy 21 percent. Mortgage volume was again sound for the year at $220 million, driving total loan-sale gains for the year of $4.2 million. Asset quality metrics continue to be that key driver of our overall performance. Our loan portfolio increased more than $39 million, or 8.2 percent, from year end 2013. And, finally, we completed a very successful $15 million preferred stock offering in December that enabled us to reduce interest costs and potentially provides capital to leverage our brand deeper into newer markets.

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Net income for the quarter was $5.2 million, in line with linked quarter and a solid contribution for the full year of $5.26 million. Continued robust mortgage production gains and sold portfolio growth, coupled with organic balance sheet growth, expense control, and continued asset quality, provided the bulk of our returns and a stable bottom line.

Our continued overall solid performance enabled us to provide a robust total return to our owners, as I mentioned, of 21 percent that bested both the NASDAQ composite and SP 500 of 13 and 11 percent, respectively. Our performance this year was the strongest showing since

2003.

To ensure that our prospects for higher performance continue into 2015, we remain vigilant to these five key strategic initiatives, all in the spirit of improving our level of execution to achieve top quartile performance. We intend to continue to diversify our revenue streams, strengthen our penetration in all markets served, expand that product-service utilization by new and existing clients, drive gains and deliver gains in operational excellence, and sustain asset quality.

Now I’d like to expand a bit on each. Regarding revenue diversity, the foundation of our top quartile performance in the non-interest income arena of our longer-term average of 40 percent of total revenue continues to be three key drivers — loan sale gains from residential real estate, agricultural, and small business loans, assets under management in our Wealth Management Division, and our deposit service fees. We remain committed to expanding each of these sources of non-interest income in both our existing markets and lower-share new markets.

Loan sale gains continue to be the center post of our non-interest income sources. While mortgage banking provided the bulk of our gains of $4.2 million this year, agricultural loan sale gains contributed $87,000, with SBA sales adding another $233,000. Aggregately, these sources provided $4.5 million, or 35 percent, of our total non-interest income.

As with previous years, these sources of revenue not only bolster our total revenue but also potentially provide for an expanded deposit base and new households in which to leverage our entire slate of wealth management, retail, and commercial products and services. Non-interest income at these levels clearly differentiates our franchise and prepares us well to add potential additional net interest margin as the economy expands and our existing regional presence in newer markets matures. Additionally, to ensure our progression in this arena remains on track, we have just acquired a small group of well-known, seasoned mortgage officers to drive our entrance back into the Findlay, Ohio, market, with additional plans in 2015, as we discussed in prior quarters, to expand our existing Columbus mortgage production team.

Wealth management remains a key revenue segment and provides one more avenue to deliver that holistic client care to our nearly 28,000 households. This year this bottom line produced over $2.6 million in revenue from over 500 relationships. With pending full-service expansions in Columbus and Findlay, Ohio, we are better positioned to continue to expand our reach and client base for not only assets under management but for complementary private client services and SBA lending as well.

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In the second quarter, we announced that we realigned our retail checking product line to improve efficiency and potentially expand servicing revenue. For the last six months of the year, we grew our revenue stream from $212,000 per month to $236,000. This initiative will be expanded to include our business checking products the first quarter of 2015. Our goal continues to be, either improve our efficiency by eliminating costs associated with marginally profitable accounts or enhance servicing revenue.

Finally, as I discussed in prior quarters, we intend to capitalize on our newly-recognized Preferred SBA Lending designation. We have several initiatives in place to expand our presence in this space and all markets, not the least of which includes naming a leader, Brandon Gerken, to commit 100 percent of his time to this business line. Results in prior years have been fragmented, so we changed it up and developed a much more dynamic production strategy. This includes a renewed commitment to the program by the senior lending officer, with regional executives and CFO engagement across all regions and new processing and administrative software to provide initial inertia.

Our second initiative continues to be grow our market share by increasing our presence in the lower-share, higher-growth markets. We currently rely on high-level regional executives to lead the charge and drive franchise growth. Now, in addition to the newer lower-share markets of Fort Wayne, Indiana, and Toledo, Ohio, we can add our new full-service de novo Findlay, Ohio, expansion, which is scheduled to open late in the first quarter. We purchased the facility from a commercial savings bank in downtown Findlay near a Marathon Oil and their major expansion and are in the process of building our production team. This expansion and return to another growing market complements our strategy to expand into more higher-growth regions. Likewise, our scheduled first full-service expansion plans for Columbus, Ohio that we announced earlier in 2014, remain on track for an early third quarter opening.

Calling efforts in all five regions this past year revealed new opportunities to build client relationships. Our year-over-year organic loan growth was nearly $40 million, representing more than 8 percent growth, and came from nearly all regions. The Defiance-Paulding region grew over $10 million, Williams and Fulton region grew nearly $3 million, Toledo region, nearly $7 million, and Columbus grew nearly $27 million. This diversity gives us strength. Now, with the traction we are gaining in Fort Wayne under our new leader and new entrance into Findlay and the expansion in Columbus, we are poised to continue to deliver organic balance sheet growth.

Third is our desire to continue to organically grow both sides of the balance sheet with not only more services with existing clients but also new clients. With some of our largely rural, slower-growth markets, this is a strategy to grow our market share and continue to gain scale. Add in our newer metropolitan markets, and together they become a key element in our performance improvement initiatives.

Cross-selling additional services to solve client needs remain the heart of our growth initiatives. In fact, this year we opened 1,446 personal checking accounts and were able to cross-sell an additional 3.6 services per account, for an additional 5,322 services. In 2015 and beyond, we also intend to heighten our efforts to deepen client relationships well after the relationship begins. Currently, with over 72 percent of our households claiming three services or less, we continue to have significant growth potential from our existing client base. Our client experience officer we named in 2014 continues to own and drive this on-boarding process.

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Proactively identifying client needs remains a key ingredient of our value proposition. This year 88 percent of our staff referred business to another business line, generating nearly 2,000 referrals with 909, or 47 percent, closing for more than $48 million in additional business. This is in line with prior years that on average, since 2009, generated more than $59 million in new business just by proactively serving the client. This differentiating approach to client care continues to be the initiative that recommends products and services to assist our clients with appropriate comprehensive solutions.

Early in 2014, we announced that we would seek to place a total of $2 million in consumer balances on our books through our new credit card program in over 2,000 accounts. As of year- end, we successfully identified $1.3 million in balances, with 1,920 accounts. This newer service provided an avenue to grow consumer balances while providing interchange income, entrenching us in the household with one more service and becoming a key prospect for our on-boarding initiatives.

The fourth key theme required for us to deliver on our performance improvement is operational excellence. This initiative remains the foundation of our ability to serve progressively more households with more services, with the same servicing staff. This commitment this year is reflected in our ability to expand our client base and our balance sheet as we reduced the number of staff from 200 to 190 at year end, as reflected in our reduction in non-interest expense year over year by more than 3 percent. This year we grew our sold-loan portfolio by 401 loans, to nearly 5,000 sold loans and $666 million, up approximately $60 million, or 10 percent from 2013. This year we booked a total of 1,055 consumer and commercial loans for an aggregate of over $103 million, and it compares favorably to the 918 loans and the $101 million of loans in 2013. The organic growth of nearly $40 million I mentioned for the year enabled us to expand our total loans to over $516 million and the highest in recent years.

Likewise, funding this past year came primarily from expanding our core deposit base that grew to $551 million, up nearly $33 million, or 6.3 percent, from 2013. With our commercial lenders portfolio, on average, totaling approximately $32 million, we continue to have capacity to expand revenue while restraining marginal costs. For mortgage lending, as I mentioned earlier, we’re well into the purchased-money market. Last year, of our $249 million, more than 81 percent was identified as purchased money, whereas of our $220 million volume this year, more than 93 percent was purchased money mortgages.

And, finally, many of our asset quality metrics remain market leading. Over the last several years, this systemic improvement was the impetus to improved net income. Today this asset quality, while significant in maintaining current operational performance, offers limited additional incremental bottom line improvement. Conversely, absent these hard-fought quality metrics, top quartile performance becomes significantly more difficult. Our asset quality highlights include total past dues at 1.4 percent; non-performing assets declined by a million, or 13.2 percent from 2013, and now stand at just 92 basis points of total assets; our reserve to total non-performing loans improved 113 percent; and our allowance as a percentage of total loans remained stable at 1.31 percent. Collectively, these measures reflect our prudent underwriting and proactive review process, as well as a marginally improving economy.

At this time, I would like to turn the call over to our CFO, Tony Cosentino, for more details on our quarter and full-year performance metrics. Tony?

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Anthony Cosentino

Thanks Mark. Good morning. Let’s start with a few high-level comments on our results. First, total revenue on a fully taxable equivalent basis was up 9.9 percent from the prior year and up 2.8 percent from the linked quarter. Loan growth up $39 million over the prior year, or 8.2 percent, and compared to the linked quarter, we were able to grow loans by $10.4 million. Third, the impact of the early payoff on our trust preferred securities in the third quarter was realized and improved net interest margin by 15 basis points.

Now let’s look at our results in the context of Mark’s comments on strategic initiatives and overall industry conditions. We start with the income statement, and on the revenue front, specifically margin, net interest income, as I said, on a fully taxable equivalent basis, was up from the linked quarter by 2.8 percent and up 9.9 percent from the prior year, driven by end-of-period loan balances, which were up $39 million from the prior year, an increase of 8.2 percent, and up $10.4 million from the linked quarter. This loan growth allowed our earning asset yield to compress by only 11 basis points from the linked quarter.

On the funding side, we continue to reduce our cost of interest-bearing liabilities, which came in at 53 basis points for the quarter. This was down 23 basis points from the 76 in both the third quarter of 2014 and the fourth quarter of 2013. Net interest margin at 3.73 percent, was up 16 basis points from the prior year and up 9 basis points from the linked quarter. As we said, we retired a 10.6 percent fixed-rate TRUP in the third quarter, which allowed us to realize significant savings in interest costs in the fourth quarter.

Turning now to fee income for the quarter, mortgage originations of $52.1 million were up $12.4 million, or 31 percent, from the prior-year fourth quarter, but down 23 percent from the linked quarter, which was in line with the overall market decline. Total gains on sale came in at $1 million which was in excess of 2 percent on our sold volume of $44 million. Our servicing portfolio of $666 million provided revenue for the quarter of $410,000.

Servicing rights on the portfolio continue to gain in value. At December 31, 2014, these rights were $5.7 million, which is a 10 percent improvement over the fourth quarter of 2013. We still have a slight impairment remaining of $411,000, which was expanded this quarter with a $192,000 negative impairment. Other fee income for the quarter at $2.1 million was up 1.7 percent from the linked quarter and up 9.5 percent from the prior year. This growth was driven by SBA gains of $143,000 and increases in service fees on our new Relationship Rewards deposit products.

On the expense side, this quarter we were up $165,000, or 2.7 percent, from the prior year, and compared to the linked quarter, expenses were down, however, 7.6 percent. The linked quarter included the $331,000 TRUP prepayment penalty, and, when adjusted, expenses would be down 2.9 percent from the linked quarter. As we look at our year-to-date expense level, we were down $554,000 for the full year of 2014 on a GAAP basis compared to the prior year, and when we exclude the TRUP prepayment, expenses are down $885,000, or 3.3 percent.

The decline was related to lower compensation expenses due to benefit adjustments and reduced mortgage commissions and costs related to our rebranding, which we incurred in 2013. We also realized a reduction in state tax due to Ohio’s new Financial Institutions Tax and an intangible amortization from a prior acquisition that was completed at the end of June. Our efficiency ratio for the quarter came in at 72.8 percent, which reflects the higher revenue for the quarter and the lower expense level. Again, adjusting for the prepayment penalty of the TRUP, our year-to-date efficiency level would be reduced from 75.8 percent on a GAAP basis to 74.8 percent.

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Now let’s turn to the balance sheet and discuss asset quality. Our loan growth this quarter regained the momentum that we experienced throughout much of the year. Our expectation based upon the pipeline is that going forward, loan growth will continue to match the pace of the 2014 results. Compared to the prior year, our loan growth was fairly diverse for the quarter, residential real estate leading the way with $18.8 million in growth, followed by commercial real estate of $11.7 million, and agriculture of $7.0 million.

On the deposit side, we were up from the prior year by $32.7 million, a 6.3 percent growth rate, and up from the linked quarter by $15.6 million, or 2.9 percent. Included within that growth is an improvement in our non-interest bearing balances as a percentage of deposits to 17.7 percent from 15.7 percent one year prior.

Non-performing loans and assets continued to decline in the fourth quarter of 2014. Total non-performing assets now stand at $6.3 million, with 95 percent in non-performing loans and 5 percent, or $285,000, in OREO properties. The total level of non-performing assets is down $1.0 million from the year-ago fourth quarter and up $916,000 from the linked quarter. Included in our non-performing asset total is $1.4 million in accruing restructured credits. These restructured loans, which were nearly all maturity extensions, add 20 basis points to our non-performing level. Absent these accrued restructuring credits, our total non-performing asset ratio would be just 72 basis points. We have two large credits that comprise 41 percent of our total problem assets, and our OREO balances of $285,000 are nearly all residential real estate properties with stated values that should match fairly closely to proceeds upon completion.

Coverage of our non-performing loans with our allowance stayed above the one-to-one level at 113 percent. Net charge-offs for the quarter were 7 basis points, at $92,000, and for the year were 13 basis points, at $643,000. Included in the year-to-date charge-off level is $600,000 related to our largest problem credit. Absent that charge-off, which was part of our reserve allocation, net charge-offs were nearly non-existent.

Delinquency levels for the company did rise a bit this quarter, as Mark mentioned. We ended the quarter with a delinquency level of 1.4 percent, which was above our linked quarter level of 1.2 percent and the prior-year fourth quarter level of .7 percent. The increase, again, is driven by one commercial real estate credit that’s in the process of restructure.

I would like to finish my comments with a quick summary of our final year results. For the full year of 2014 on a GAAP basis, net income was $5.3 million, or $1.07 per diluted share versus $5.2 million or $1.07 per diluted share, for the same period of 2013, with a return on average assets of 78 basis points. Adjusting our year-to-date earnings for the trust preferred prepayment penalties, net income would have been $5.5 million, or $1.14 per diluted share, with a year-to-date return on assets of 82 basis points.

I would like to now turn the call back over to Mark.

Mark Klein

Thank you, Tony. In closing, we continue our pursuit of top-quartile performance by concentrating on these following areas — improving profitability, efficiency, and capital position, expanding sources of non-interest income, gaining operational scale as we grow our balance sheet and client base in existing and new markets, maintaining that top-tier asset quality we’ve worked so hard to achieve, and positioning our company for strategic acquisitions.

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Overall, it was a great year for our company, the best since 2003. Our strengths remain our ability to identify more and geographically diverse sources of non-interest income and creates our organization scale through that organic loan growth, deposit, and household growth from all five diverse regional markets, maintain our low level of retail funding costs at just 42 basis points, improve that overall efficiency of our operation, and achieve top-quartile asset quality measures.

Our challenges remain gaining the even greater scale required to achieve and maintain top-quartile efficiency and top line revenue expansion in the midst of margin compression and a marginally improving economy.

Our results for the entire year were confirmation of not only the merits of our strategy to leverage our strength and mitigate our weakness but perhaps, more importantly, of our collective level of commitment to execute on those strategies.

For 2015, our focus remains to improve our performance with a greater companywide commitment to better execution. Economically, we welcome the improvement in GDP and unemployment, as this improvement has a direct and systemic effect on all financial institutions, including SB Financial Group. This momentum adds the fuel to our fire and improves our overall level of execution. While this expansion appears on the surface to be relatively broad based, our success clearly rests on a systemic expansion that lifts all sectors that, at the center, includes an overall healthy consumer. We have our product line identified, market presence established with strong leadership, and now what appears to be an expanding economy to drive stronger performance into 2015. We welcome the challenge and the opportunity.

Now I’d like to turn the call back to Keeta for questions and answers. Keeta?

Keeta Diller

Thank you. Denise, we’re now ready for our first question.

QUESTIONS AND ANSWERS

Operator

Thank you. To ask a question, you may press star, then 1 on your telephone keypad. If you are using a speaker phone, please pick up your handset before pressing the keys. If your question has been addressed and you would like to withdraw from the queue, you may press star, then 2. At this time, we will pause momentarily to assemble our roster. And, once again, to ask a question, please press star, then 1.

And at this time, I show no questions in the queue. This will conclude our question-and-answer session. I would like to turn the conference back over to Mark Klein for his closing remarks.

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QUESTIONS AND ANSWERS

Mark Klein

Thank you, Denise. Once again, thank you all for joining us this morning on our quarterly and year-end conference call. We certainly look forward to speaking with you in April for a review of our first quarter 2015 results. Goodbye.

Operator

Ladies and gentlemen, the conference has now concluded. We thank you for attending today’s presentation. You may not disconnect your lines.

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